ISSUER FREE WRITING PROSPECTUS

Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated July 15, 2015

Registration Statement No. 333-203965

July 15, 2015

SUNOCO LP

PRICING TERM SHEET

JULY 15, 2015

This free writing prospectus is being filed pursuant to Rule 433 of the Securities Act of 1933, as amended, and relates to the preliminary prospectus supplement filed by Sunoco LP (the “Partnership”) with the Securities and Exchange Commission on July 15, 2015 and their Registration Statement (File No. 333-203965). This issuer free writing prospectus sets forth the final pricing information related to the underwritten public offering of the Partnership’s common units representing limited partner interests. The information in this free writing prospectus updates and supersedes the information in the preliminary prospectus supplement to the extent that it is inconsistent therewith. All capitalized terms not otherwise defined in this free writing prospectus shall have the meanings given in the preliminary prospectus supplement.

Issuer:	Sunoco LP

Symbol:	SUN

Offering Size:	5,500,000 common units representing limited partner interests

Option to purchase additional common units:	Up to 825,000 additional common units

Price to public:	$40.10 per common unit

Proceeds to SUN (after expenses)[1]:	$212,933,500

Trade date:	July 15, 2015

Settlement date:	July 21, 2015

Stabilization Transactions:	We have been advised by the Joint Book-Running Managers that, prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on July 15, 2015, Morgan Stanley & Co. LLC purchased, on behalf of the syndicate, 43,344 common units at an average price of $40.10 per common unit in stabilizing transactions.

Joint Book-Running Managers:	Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                         Incorporated

UBS Securities LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Jefferies LLC

J.P. Morgan Securities LLC

Raymond James & Associates, Inc.

RBC Capital Markets, LLC

Robert W. Baird & Co. Incorporated

[1]	After deducting underwriting discounts and commissions and estimated offering expenses payable by us and assumes option to purchase additional common units is not exercised.

Sunoco LP previously filed a registration statement on Form S-3 (Registration No. 333-203965) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates, which registration statement became effective on May 7, 2015. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Sunoco LP and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the offices of:

Morgan Stanley Attn: Prospectus Department 180 Varick Street, 2nd Floor New York, NY 10014	BofA Merrill Lynch 222 Broadway, New York, NY 10038 Attn: Prospectus Department Email: dg.prospectus_requests@baml.com	UBS Investment Bank Attn: Prospectus Department 1285 Avenue of the Americas New York, NY 10019 (888) 827-7275

Wells Fargo Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, New York 10152 Phone: (800) 326-5897 cmclientsupport@wellsfargo.com	Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Phone: (800) 831-9146 prospectus@citi.com	Credit Suisse Attn: Prospectus Department One Madison Avenue New York, NY 10010 Email: newyork.prospectus@credit-suisse.com Telephone: (800) 221-1037

Deutsche Bank Securities Attn: Prospectus Group 60 Wall Street New York, NY 10005-2836 Telephone: (800) 503-4611 Email: prospectus.cpdg@db.com	Goldman, Sachs & Co. Prospectus Department 200 West Street New York, NY 10282 Telephone: 1-866-471-2526 Email: prospectus-ny@ny.email.gs.com	Jefferies Attn: Equity Syndicate Prospectus Department 520 Madison Avenue, 2nd Floor New York, NY, 10022 Telephone: 877-547-6340 Email: Prospectus_Department@Jefferies.com

J.P. Morgan

Attn: Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Phone: (866) 803-9204

Robert W. Baird & Co. Incorporated

Attention: Syndicate Department

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Telephone: 800-792-2473

Email: syndicate@rwbaird.com

	Raymond James 880 Carillon Parkway St. Petersburg, Florida 33716 (800) 248-8863 prospectus@raymondjames.com	RBC Capital Markets ATTN: Equity Syndicate Three World Financial Center 200 Vesey St., 8th Floor New York, NY 10281 Phone: (877) 822-4089 Email: equityprospectus@rbccm.com

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